Exhibit 21

Subsidiaries of China United Services, Inc.

ZLI Holdings Limited – Hong Kong

Zhengzhou Lian Hengfu Consulting Co., Ltd. – PRC

Henan Law Anhou Insurance Agency Co., Ltd. (consolidated affiliate) – PRC

Sichuan Kangzhuang Insurance Agency Co. Ltd. (consolidated affiliate) – PRC

Jiangsu Law Insurance Broker Co., Ltd. (consolidated affiliate) – PRC

Action Holdings Financial Limited – BVI

Law Enterprise Co., Ltd. – Taiwan

Law Insurance Broker Co., Ltd. – Taiwan

Prime Financial Asia Ltd. – Hong Kong

Max Key Investment Ltd. – BVI

Prime Technology Consulting Co., Ltd. – Taiwan

Genius Holdings Financial Limited – BVI

Genius Investment Consulting Co., Ltd. – Taiwan